Exhibit 99

DATE:  January 23, 2004    MEDIA, INVESTOR,     Dan Reynolds
FOR RELEASE: Immediately   ANALYST CONTACT:   (817) 222-1122

                CALLOWAY'S NURSERY ANNOUNCES
           DELISTING BY NASDAQ OF ITS COMMON STOCK

FORT WORTH, TX - JANUARY 23, 2004 -- Calloway's Nursery,
Inc. (NASDAQ: CLWY) has been notified by NASDAQ that its common stock will be delisted from the NASDAQ SmallCap
Market effective at the opening of the market on Friday, January 30, 2004.

NASDAQ has advised the company that the stock will be delisted because the company does not comply with the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Marketplace Rule
4310(c)(2)(B). The company had disclosed in October 2003 that it expected to be notified by NASDAQ on January 21, 2004 that the stock would be delisted.

NASDAQ has also advised the company that its securities may be immediately eligible for quotation on the OTC Bulletin Board, effective with the opening of business on January 30, 2004, provided a market maker enters a quote on the first day of eligibility. The OTC Bulletin Board symbol assigned to the company is CLWY. In addition, the company's common stock may become quoted in the Pink Sheets upon application by a market maker.

The company had previously announced that it had filed a
Schedule 13E-3 with the Securities and Exchange
Commission with the intended result that it will cease to be a publicly held company and will become a private corporation. As a private corporation, the common stock would not be eligible for NASDAQ listing. By terminating the registration of its common stock and relieving itself of the reporting requirements of the SEC and other obligations, the company estimates that it will save approximately $500,000 annually once the termination of the registration becomes effective. The company is currently awaiting completion of SEC review of its amended Schedule 13E-3 before proceeding with an odd-lot purchase offer and subsequent termination of its registration.

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding: the delisting by NASDAQ of the company's common stock, the subsequent quotation of the common stock on the OTC Bulletin Board and/or the Pink Sheets, completion of the "odd-lot purchase offer" and termination of the registration of the company's common stock. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from these expectations. Factors that could cause actual results to differ include: the decision by one or more market makers to enter quotes on the company's common stock on the first day of eligibility, the company's ability to successfully complete the odd-lot purchase offer, the company's ability to reduce the number of shareholders to fewer than 300 and terminate the registration of its common stock, the company's ability to achieve the anticipated cost savings upon termination of the registration of its common stock, and the risk factors set forth from time to time in the company's filings with the Securities and Exchange Commission